UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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U.S. Physical Therapy, Inc.
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U. S. PHYSICAL THERAPY, INC.
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
DATE:	Tuesday, May 18, 2021

TIME:	9:00 a.m. (CDT)

PLACE:	Online Meeting Only by Remote Communication – No Physical Meeting Location
MATTERS TO BE ACTED ON:
1.	Election of eight directors to serve until the next annual meeting of stockholders.
2.	Advisory vote to approve named executive officer compensation.
3.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021.
4.	Consideration of any other matters that may properly come before the meeting or any adjournments.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTOR, THE NON-BINDING APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.
The Board of Directors has set March 31, 2021 as the record date for the Annual Meeting of Stockholders to be held on May 18, 2021 (the “Annual Meeting”). Only holders of our common stock of record at the close of business on that date will be entitled to notice of and to attend and vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders will be available for examination at the Annual Meeting and at our offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, for a period of ten days prior to the Annual Meeting.
To participate in the Annual Meeting, visit www.virtualstockholdermeeting.com/USPH2021 and enter the control number included on your Important Notice Regarding the Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may log into the meeting platform beginning at 8:50 a.m. Central Time on May 18, 2021.
You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. In addition, you will have an opportunity to ask questions during the Annual Meeting following the instructions on the meeting website that day. Those without a control number may attend as guests of the meeting, but they will not have the option to vote or ask questions during the virtual event.
A support line will be available on the meeting website for any questions on how to participate in the Annual Meeting.
Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting.
By Order of the Board of Directors,

Richard Binstein, Secretary
April 5, 2021

U.S. PHYSICAL THERAPY, INC.
1300 West Sam Houston Parkway South, Suite 300
Houston, Texas 77042
(713) 297-7000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 18, 2021
Proxy Statement
This Proxy Statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Physical Therapy, Inc. (“we”, “us”, “our”, “USPT” or the “Company”) to be held on Tuesday, May 18, 2021 at 9:00 a.m. Central Time online by remote communication.
To participate in the Annual Meeting, visit www.virtualstockholdermeeting.com/USPH2021 and enter the control number included on your Important Notice Regarding the Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may log into the meeting platform beginning at 8:50 a.m. Central Time on May 18, 2021.
Proxy Solicitation
Your vote and proxy are being solicited by our Board of Directors (“Board of Directors” or “Board”) for use at the Annual Meeting. This Proxy Statement and the enclosed proxy card are being mailed on behalf of our Board of Directors on or about April 7, 2021 to all of our stockholders of record as of the close of business on the record date, March 31, 2021 (the “Record Date”).
Your online participation at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke your proxy at any time prior to its exercise by delivering to us another proxy bearing a later date, by participating in the Annual Meeting online and voting in the prescribed manner, or by filing a written notice of revocation before the Annual Meeting with Richard Binstein, our Secretary, at our principal executive offices located at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote each of the proxy cards received to ensure that all of your shares are voted.
Your Vote is Important
Whether or not you plan to participate in the Annual Meeting, please take time to vote your shares by signing and returning a proxy card as soon as possible.
Proposals To Be Voted On and the Board’s Voting Recommendations
The following three proposals are scheduled to be voted on at the Annual Meeting:
•	Election of eight director nominees.
•	Advisory vote to approve named executive officer compensation.
•	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF: THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTOR, THE NON-BINDING ADVISORY VOTE OF THE NAMED EXECUTIVE OFFICER COMPENSATION, AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 18, 2021:
We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2021 Annual Meeting of Stockholders, proxy card and Annual Report for the year ended December 31, 2020, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2021 Annual Meeting of Stockholders, this Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”) are available at https://materials.proxyvote.com. The materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors. To obtain directions to participate in the Annual Meeting and vote in as part of your online participation, please contact Richard Binstein, our Secretary, at 800-530-6285 or via email at investorrelations@usph.com.
Who Can Vote:
All holders of record of our common stock at the close of business on March 31, 2021 are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share.
Proxies:
Properly executed but unmarked proxies will be voted FOR the election of our eight director nominees, FOR the non-binding advisory vote of named executive officer compensation, and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021. If you “withhold” your vote for any of the director nominees, this will be counted as a vote AGAINST that nominee. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will vote your shares as directed by a majority of the Board of Directors.
Quorum:
Only shares of our common stock can be voted, with each share entitling its owner to one vote on all matters that come before the Annual Meeting. The close of business on March 31, 2021 was fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of our common stock outstanding on the Record Date was 12,896,572. The presence, through online participation or by proxy, of at least a majority of the shares outstanding on the Record Date is necessary to constitute a quorum at our Annual Meeting. Abstentions will be treated as present for determining a quorum at the Annual Meeting. If a broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares for all matters at the meeting, we will not consider your shares as present or entitled to vote for any purpose. There is no cumulative voting in the election of directors and, as required by Nevada law, the directors will be elected by a plurality of the votes cast at the Annual Meeting, subject to the requirements of the Company’s Corporate Governance Guidelines regarding the need to receive more “For” votes than “Withhold” votes, as discussed in more detail below.
Cost of Proxy Solicitation:
We will bear the cost of soliciting proxies. Some of our directors, officers and regular employees may solicit proxies, without additional compensation, personally or by telephone. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.
Questions and Additional Information:
You may call our Chief Financial Officer, Carey Hendrickson, at 800-580-6285 or email us at investorrelations@usph.com if you have any questions. A copy of our Form 10-K accompanies this Proxy Statement. We have filed the Form 10-K with the Securities and Exchange Commission (the “SEC”). You may obtain additional copies of the Form 10-K by downloading it from our website at www.usph.com, by writing to U.S. Physical Therapy, Inc., 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, Attention: Richard Binstein, Secretary, or by emailing us at investorrelations@usph.com.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL 1 — ELECTION OF DIRECTORS
The accompanying proxy card, unless marked to the contrary, will be voted in favor of the election of Edward L. Kuntz, Christopher J. Reading, Mark J. Brookner, Harry S. Chapman, Kathleen A. Gilmartin, Dr. Bernard A. Harris, Jr., Regg E. Swanson and Clayton K. Trier. All of these nominees are current directors standing for re-election at the Annual Meeting to serve until the next annual meeting of stockholders or until their successor is elected and qualified. The Governance and Nominating Committee, which consists solely of directors who are independent under the applicable New York Stock Exchange (“NYSE”) listing standards, recommended the nomination of the eight directors to the Board of Directors. Based on that recommendation, the Board nominated such directors for election at the Annual Meeting.
The Board of Directors has affirmatively determined that Messrs. Kuntz, Brookner, Chapman, Trier, Dr. Harris and Ms. Gilmartin, are independent under the NYSE listing standards. Mr. Reading, who is an executive officer of the Company, and Mr. Swanson, who was employed by a Company subsidiary until January 31, 2020, were determined not to be independent under the NYSE listing standards. The nominees for director are:
Nominees:	Age	Director Since	Position(s) Held
Edward L. Kuntz	76	2014	Chairman of the Board and Director
Christopher J. Reading	57	2004	President, Chief Executive Officer and Director
Mark J. Brookner	76	1990	Director
Harry S. Chapman	76	2010	Director
Kathleen A. Gilmartin	69	2018	Director
Dr. Bernard A. Harris, Jr.	64	2005	Director
Reginald E. Swanson	67	2007	Director
Clayton K. Trier	69	2005	Director
Director Biographies:
Edward L. Kuntz
Independent Director since August 2014
Chairman of the Board of Directors
Chairman of the Governance and Nominating Committee
Age: 76
Race/Ethnicity: Caucasian
Gender: Male
Mr. Kuntz has served on our Board since August 26, 2014, and as Chairman since May 19, 2020. Mr. Kuntz is the former Chairman and Chief Executive Officer of Kindred Healthcare, which was one of the largest diversified provider of post-acute care services in the United States. From 1998 through May 2014 he served as Chairman of the Board of Directors of Kindred and as Chief Executive Officer from 1998 to 2004. Mr. Kuntz also serves as a director of Stablis Solutions, Inc., a supplier and distributor of liquified natural gas and is a member of its Audit committee. From 2000 through 2016, Mr. Kuntz served as a director of Rotech Healthcare, Inc., one of the largest providers of home medical equipment and related products and services in the United States.
Christopher J. Reading
Director since November 2004
President and Chief Executive Officer
Age: 57
Race/Ethnicity: Caucasian
Gender: Male
Mr. Reading was promoted to President and Chief Executive Officer and elected to our Board effective November 1, 2004. Prior to 2004, Mr. Reading served as our Chief Operating Officer since joining us in 2003. Mr. Reading currently serves as President of The Alliance for Physical Therapy Quality and Innovation (“APTQI”). APTQI is an industry organization that advocates for legislative and regulatory changes on behalf of the physical therapy community that furthers our mission of ensuring patient access to value driven physical therapy care. Prior to joining the Company, Mr. Reading served in various executive and management positions with HealthSouth Corporation, including most recently as Senior Vice President of Operations, where he focused on operations, acquisitions and development in various service areas including outpatient rehabilitation, ambulatory surgery, diagnostic imaging and inpatient rehabilitation hospitals. Mr. Reading also is a physical therapist.
Mark J. Brookner
Independent Director since August 1998
Age: 76
Race/Ethnicity: Caucasian
Gender: Male
Mr. Brookner has served on our Board since August 1998. Mr. Brookner is currently a private investor. He served as our Chief Financial Officer from 1992 to 1998 and as our Secretary and Treasurer during portions of that period.
Harry S. Chapman
Independent Director since August 2010
Chairman of the Compensation Committee
Age: 76
Race/Ethnicity: Caucasian
Gender: Male
Mr. Chapman has served on our Board since August 30, 2010. Mr. Chapman is the Chairman and Chief Executive Officer of Chapman Schewe, Inc., a healthcare insurance and employee benefits consulting firm, and since January 1, 2013, also serves as Managing Director with Higginbotham, an insurance, risk management and financial services firm. Previously, he served as a Corporate Senior Vice-President and Managed Care Officer of CIGNA’s South Central Region, with responsibility for HMO and PPO plans in several states. Mr. Chapman’s experience also includes having served as head of EQUICOR’s Health Plan and sales operation in Houston and as a Regional Vice-President for Lincoln National Insurance Company’s Central Region.
Kathleen A. Gilmartin
Independent Director since May 2018
Age: 69
Race/Ethnicity: Caucasian
Gender: Female
Ms. Gilmartin joined our Board on May 22, 2018. Ms. Gilmartin is the former President and Chief Executive Officer of Caring Brands International and Interim HealthCare Inc., providers of home health care, skilled nursing, therapy and hospice care. Ms. Gilmartin’s career spanned twenty-five years with Interim HealthCare Inc. where she served as President and Chief Executive Officer from September 2008 until her retirement in February 2017. Ms. Gilmartin continues to serve as a director of Caring Brands International and Interim Healthcare, Inc. Ms. Gilmartin currently serves as a director of The Alliance of Home Health Quality and Innovation, a non-profit, national consortium of home health care providers and organizations. Ms. Gilmartin also has served as a director of Quick Weight Loss Centers, LLC, a health and wellness company, from July 2017 through June 2018, and as a director of BCI Burke Co., a playground equipment manufacturer, since July 2017. Ms. Gilmartin also is a Registered Nurse.
Dr. Bernard A. Harris, Jr.
Independent Director since August 2005
Chairman of the Compliance Committee
Age: 64
Race/Ethnicity: African American
Gender: Male
Dr. Harris joined our Board on August 23, 2005. Since May 2018, Dr. Harris has served as Chief Executive Officer, and is a director of, National Math & Science Initiative, leading the organization’s efforts to improve teacher effectiveness and student achievement in communities across the country. Dr. Harris is Managing Partner of Vesalius Ventures, Inc., a venture capital firm, which invests in early to mid-stage Healthcare technologies and companies. He serves as a Board of Trustees for Salient Midstream & MLP Fund and Salient MF Trust, and Barings Fund & Trust. In addition, he is on the Board of the National Academy of Medicine, the Texas Medical Center, Sterling Bancshares,

Inc., CommonSpirit (CHI St. Lucke’s Health System – Texas Division), and the Harris Institute & Foundation. Dr. Harris is a former astronaut, having completed two space shuttle missions. He completed his residency in Internal Medicine at the Mayo Clinic and trained as a flight surgeon at the Aerospace School of Medicine at Brooks Air Force Base.
Regg E. Swanson
Director since September 2007
Age: 67
Race/Ethnicity: Caucasian
Gender: Male
Mr. Swanson joined our Board on September 6, 2007. From 2007 through January 31, 2020, Mr. Swanson was employed by STAR Physical Therapy, LP, a subsidiary of the Company. Mr. Swanson is founder of STAR Physical Therapy, LLC, and from 1997 to 2007, was its president and managing member. He is a certified athletic trainer and has been involved with sports medicine and physical therapy for over 25 years.
Clayton K. Trier
Independent Director since February 2005
Chairman of the Audit Committee
Age: 69
Race/Ethnicity: Caucasian
Gender: Male
Mr. Trier joined our Board on February 23, 2005. Mr. Trier is a private investor. Between 1986 and 2008, he was involved in various start-up and entrepreneurial activities and served as Chairman of the Board and/or CEO of three separate publicly traded companies in service industries during that time. From 2008 to 2018, Mr. Trier served as a director of St. Luke’s Health System, an operator of several hospitals in the greater Houston area, and from 2013 to February 2021 served as a director of the Baylor St. Luke’s Medical Center joint venture. From 2015 to 2018, Mr. Trier served as a director of Fenix Parts, Inc., a leading recycler and reseller of original equipment manufacturer automotive products.
The persons named on the proxy card will vote FOR all of the nominees for director listed above unless you withhold authority to vote for one or more of the nominees. Under current regulations, a broker is prohibited from voting for directors without receiving instructions from you. As required by Nevada law, nominees will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in any uncontested election of directors, a nominee who receives more “withhold” votes than FOR votes shall tender his or her resignation to the Board. The Governance and Nominating Committee of the Board of Directors will promptly accept such resignation unless there are, in its opinion, highly unusual or mitigating circumstances, in which case the Governance and Nominating Committee may, by unanimous vote of its disinterested members, recommend to the Board to reject the tendered resignation, and the Board will promptly act on, without being bound to accept, that recommendation.
All of the nominees have consented to serve as directors. Our Board has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to serve, the Board may designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote FOR the election of the substitute nominee.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR
NAMED IN THIS PROXY STATEMENT.
CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Our Board is led by an independent Chairman and includes five other independent directors. Mr. Reading, our Chief Executive Officer, and Mr. Swanson, who was an employee of one of our subsidiaries, STAR Physical Therapy, LP, until January 31, 2020, are the members of the Board who are not independent. We believe the leadership structure enhances the accountability of the executive management to the Board. Because six of the eight members of our Board nominated for election are considered independent, we believe the Board is independent from management. Further, separating the Chairman and Chief Executive Officer roles allows Mr. Reading to focus his efforts on running our business and managing the Company in the best interest of our stockholders while we are able to benefit from prior experiences of our independent Board members.
Board Oversight of Risk
Our management is responsible for the Company’s day-to-day risk management activities. Our Board, which functions in an oversight role in risk management, focuses on understanding the nature of the risks inherent in our business, including our operations, strategic directions and overall risk management systems. Our Board receives periodic updates on our business operations, financial results, strategy and specific risks related to our business. These updates are communicated through monthly correspondence and presentations by management at Board meetings and through discussions with appropriate management compliance and audit personnel at the meetings of the Board’s Audit Committee and Compliance Committee.
Independent Directors
The Board has affirmatively determined Messrs. Brookner, Chapman, Harris, Kuntz, Trier, and Ms. Gilmartin have no relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent, as defined in the NYSE listing standards. Specifically, the Board determined that the foregoing six nominees are “independent” as defined in the NYSE listing standards, and that the directors comprising the Company’s Audit Committee are “independent” as defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the directors comprising the Compensation Committee are “independent” as defined in Rule 10C-1 under the Exchange Act.
Attendance at Board Meetings and Board Committees
The Board of Directors conducts its business through its meetings and through meetings of certain committees of the Board of Directors. The Board of Directors is comprised of a majority of independent directors as required by the NYSE listing standards and is required to meet at least four times per year. In addition, the independent directors periodically meet as a group in executive session, with the Chairman of the Board presiding over such meetings.
The Board has the following standing committees: (i) Governance and Nominating Committee, (ii) Compliance Committee, (iii) Compensation Committee, and (iv) Audit Committee. During 2020, the Board of Directors met eight times, the Governance and Nominating Committee met two times, the Compliance Committee met four times, the Compensation Committee met twelve times and the Audit Committee met six times. Each of our directors participated in at least 75% of the aggregate meetings of the Board of Directors and the committees on which he or she served.
These committees are constituted as follows:
Governance and Nominating Committee
The Governance and Nominating Committee currently consists of Messrs. Kuntz (Chairman), Harris and Trier, all of whom have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. The function of the committee is to select, screen and recommend to the full Board nominees for election as directors, including any nominees proposed by stockholders who have complied with the procedures described below. The committee also has ongoing responsibility for oversight review of Board performance and ensuring each Board member’s continuing commitment to the Board and the Company’s goals and objectives. Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current Board members, stockholders, or other persons. The committee may also hire third parties to identify, to evaluate, or to assist in identifying or evaluating potential nominees should it be determined necessary. The committee is required to meet at least annually and operates under a written charter, a copy of which is available on our website at www.usph.com.
Nomination Criteria. In its consideration of Board candidates, the Governance and Nominating Committee considers the following criteria: the candidate’s general understanding of the health care sector, marketing, finance and other disciplines relevant to the success of a publicly-traded company; strategic business contacts and regard or reputation in the community, other board affiliations, industry and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation; size of the Board of Directors; and regulatory obligations. In addition, as part of the Board Diversity Policy (recommended by the Governance and Nominating Committee and adopted by the Board of Directors in December 2020) the Board memorialized its commitment to consider diversity, including race and gender, in identifying candidates for appointment to the Board, and to strive to include women and people of color in each candidate pool for future Board seats.
In the case of incumbent directors whose terms of office are set to expire, the committee reviews each such director’s overall service to the Company during said director’s terms, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the applicable SEC rules and regulations and the NYSE listing standards. In the case of new director candidates, the questions of independence and financial expertise are important to determine which roles can be performed by the candidate, and the committee preliminarily determines whether the candidate meets the independence standards set forth in the SEC rules and regulations and the NYSE listing standards, and the level of the candidate’s financial expertise. In accordance with the Company’s Corporate Governance Guidelines, incumbent directors who have achieved the age of 78 as of the date of the Annual Meeting shall not be eligible for re-election to the Board at such Annual Meeting without the unanimous consent and approval of the Board. Newly proposed nominees for director who have achieved the age of 77 as of the date of the Annual Meeting shall not be eligible for nomination, appointment or election to the Board. Candidates are first screened by the committee, and if approved by the committee, then they are screened by other members of the Board. The full Board approves the final nomination(s) based on recommendations from the committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.
Stockholder Nomination Procedures. The Governance and Nominating Committee will consider director candidates recommended by the stockholders. Generally, for a stockholder of the Company to make a nomination to be included in the proxy statement, he or she must give written notice to our Secretary so that such notice is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year (or if the date of the annual meeting of stockholders was changed by more than 30 calendar days from the date of the previous year’s annual meeting), the notice must be received by the Company within a reasonable period prior to the time the Company begins to print and send its proxy materials for the applicable annual meeting. The stockholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of our common stock which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected). The stockholder’s notice must also set forth as to the stockholder giving notice: (a) the name and address of such stockholder and (b) the number of shares of our common stock which are beneficially owned by such stockholder.
If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the applicable annual meeting may determine that such stockholder’s nomination should not be brought before the meeting and that such nominee is not eligible for election as a director of the Company. The Governance and Nominating Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.
No stockholder nominations were received in connection with the Annual Meeting.
Compliance Committee
The Compliance Committee currently consists of five directors. The current members of the committee are Dr. Harris (Chairman), Mr. Brookner, Mr. Chapman, Ms. Gilmartin and Mr. Swanson, four of whom have been determined to be “independent,” as defined in the NYSE listing standards. As more fully described in the Compliance Committee Charter, which can be found on our website at www.usph.com, the committee has general oversight of our Company’s compliance with the legal and regulatory requirements regarding healthcare operations. The Chairman of the committee is provided with information regarding calls received on the Company’s compliance hotline and reports findings to the committee. The committee relies on the expertise and knowledge of management, especially our Chief Compliance Officer, who regularly communicates with the Chairman of the committee, and other compliance, management, operations and/or legal personnel. The committee meets at least four times a year and as necessary to carry out its responsibilities and reports periodically to the Board of Directors regarding its actions and recommendations. The committee reviews and assesses the activities and findings of clinic internal audits, reviews reports of material noncompliance and reviews and approves corrective actions proposed by management. In addition, the Compliance Committee previously has overseen the implementation and execution of the Company’s Corporate Integrity Agreement, which expired in February 2021 and required annual audits to be performed by an independent review organization on a small sample of the Company’s clinics, the results of which were reported to the federal government.
Compensation Committee
The current members of the Compensation Committee are Mr. Chapman (Chairman), Ms. Gilmartin and Mr. Kuntz, all of whom have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. As more fully described in the Compensation Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:
•	establishing goals and objectives relevant to incentive compensation awards (annual and long-term) for the Chief Executive Officer and other senior executive officers of the Company;
•
evaluating the Chief Executive Officer’s and other senior executive officers’ performance and the overall corporate performance in light of these goals and objectives and approve any incentive compensation for such executives;

•	determining any periodic adjustments to be made in the Chief Executive Officer’s and other senior executive officers’ base salary level based on the committee’s evaluation thereof;
•
reviewing, for officers of the Company other than the senior executives, the proposed salary levels and annual adjustments thereto and the incentive compensation plans formulated by senior executive management and the annual bonus payments to be made thereunder, and providing input and advice to senior executive management with respect to these compensation decisions;

•	approving all executive perquisites and any special benefit plans to be made available to senior executive officers;
•	advising on compensation of non-employee members of the Board; and
•	administering the Company’s equity compensation plans and approving grants to executive officers, employees, directors, and consultants under such plans.
The committee may delegate its responsibilities to subcommittees of one or more directors. The committee meets at least two times a year to carry out its responsibilities. The Named Executive Officers (as defined below) and other senior executives are not permitted to be present during any deliberations or voting with respect to his or her compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.” Each member of the Compensation Committee has been determined to be “independent” as defined in the NYSE listing standards and the rules of the SEC.
Audit Committee
The Audit Committee currently consists of Messrs. Trier (Chairman), Brookner, Harris and Kuntz. Our Board of Directors has determined that Messrs. Brookner, Kuntz and Trier are “audit committee financial experts” under the rules of the SEC. As more fully described in the Audit Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:
•	overseeing our financial reporting processes, including the quarterly reviews and annual audits of our financial statements by the independent auditors;
•	the appointment, compensation, retention and oversight of the work of the independent auditors;
•	pre-approving audit and permitted non-audit services, and related fees and terms of engagement, provided by the independent auditors;

•	reviewing with management and independent auditors issues relating to disclosure controls and procedures and internal control over financial reporting; and
•	reviewing the internal audit department responsibilities, budget, staffing and the scope and results of internal audit work.
The Audit Committee Charter requires that the committee consist of at least three independent members of our Board and that the committee meet at least four times per year on a quarterly basis. At each regular Audit Committee meeting, the committee meets privately with management and with the independent auditors. Each member of the Audit Committee has been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC.
Codes of Conduct and Procedures Regarding Related Party Transactions
Codes of Conduct
Our Board has approved and we have adopted a Code of Business Conduct and Ethics for our officers and all employees, an additional Code of Business Conduct and Ethics which is applicable to our directors, and Corporate Governance Guidelines. The Codes and Corporate Governance Guidelines are available on our website at www.usph.com. Our Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers to the Codes, as such waivers may apply to our directors and officers. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Codes in 2020, and none were granted. Any waivers of these Codes for directors, officers and employees will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code applicable to directors requires each director to disclose to the Board any interest he or she may have in a potential transaction, arrangement or agreement to which the Company is or will be a party, and refrain from participating directly or indirectly in the transaction unless the Board approves such participation with all interested directors abstaining from the consideration and deliberation of, and any votes concerning, such matter.
Our Board has further approved and we have adopted an additional Code of Business Conduct and Ethics, applicable to our Chief Executive Officer, Chief Financial Officer and senior financial officers, relating to dealings with our auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations. This Code is available on our website at www.usph.com. The Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers from, and amendments to, this Code. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Code in 2020, and none were granted. Any waivers from, and amendments to, the Code will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code requires the officers to disclose directly to the Audit Committee any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest.
Certain Relationships and Related Transactions
The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.
Communications with the Board of Directors and Attendance at Annual Meeting
The Board of Directors maintains an informal process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to our Secretary, at our principal executive offices, 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.
The Board of Directors also maintains an informal process for interested persons to communicate directly with the independent directors who periodically meet as a group in executive session. In the event an interested party wants to communicate directly with our Chairman (who presides over the executive sessions) or with the independent directors as a group, the interested party should send such communication to the attention of Chairman of the Board, labeled “CONFIDENTIAL”, to our principal executive offices.

Although the Company does not have a formal policy requiring them to do so, all of the members of our Board of Directors are encouraged to attend our annual meeting of stockholders. At the 2020 annual meeting, which was held on a remote basis, all of our directors participated.
Stockholder Engagement
We regularly engage with our stockholders about our business and operations. Over the past year executive management met with or spoke to most of its major shareholders and numerous smaller holders representing well over a majority of the Company’s outstanding common stock. Management sought shareholders input as to various corporate issues including their opinion concerning corporate governance and other business matters. Topics discussed included composition of our board of directors including experience, tenure, age, diversity and remuneration. Also discussed was management pay including incentive compensation. Other topics included business outlook and strategy, acquisition criteria, dividend policy, and share repurchase.
In addition, during 2020, we had communications with certain institutional shareholder representatives regarding the Board composition and the Board’s commitment to continue to attract and retain directors with diverse backgrounds. In response to stockholder engagement, the Board of Directors recently memorialized its commitment to further enhancing Board diversity by adopting a Board Diversity Policy in December 2020, which is posted on the Company’s website as part of the Corporate Governance Guidelines. The Company and the Board of Directors are committed to enhancing diversity on the Board, as the Company’s most recently appointed director, Ms. Kathleen Gilmartin, was appointed as a director in 2018, subsequently reelected by the stockholders each year thereafter, and is again nominated for reelection at this Annual Meeting. The Company also now indicates in the Proxy Statement the gender and race/ethnicity of its director nominees.
During the prior two years, we had several communications with Institutional Shareholder Services (“ISS”), a proxy advisory firm, about issues of importance to them, including our executive compensation practices and our corporate governance. The most consistent comments we received related to the age and diversity of our directors, plurality voting in election of directors, and the preference to avoid “single-trigger” benefits for our executive officers.
Pursuant to Nevada law and the Company’s bylaws, director nominees are elected by a plurality of votes cast at our Annual Meeting. In response to stockholder feedback, in 2017, we amended the Company’s Corporate Governance Guidelines to provide that, in any uncontested election of directors, a nominee who receives more “withhold” votes than FOR votes shall tender his or her resignation to the Board.
Finally, the Company has taken steps in response to stockholder feedback regarding executive “single-trigger” benefits for its executive officers. To address this feedback, (i) the Company amended and restated the employment agreements with its executive officers to modify the change in control payment benefit to a “double-trigger” benefit, such that the payment becomes due only if there is both a change in control and a termination event involving the particular executive officer, and (ii) the Compensation Committee approved a new form of restricted stock agreement for future restricted stock grants to its executive officers which modifies the single-trigger provision that accelerates unvested restricted stock upon on a change of control, such that the revised provision provides for acceleration of vesting on such newly granted unvested stock only upon a “double-trigger” (i.e., both a change of control and a termination event). The modified form of restricted stock agreement has been utilized for all restricted stock grants to executive officers since the 2019 Annual Meeting. The Compensation Committee has incorporated into its compensation philosophy a desired intent to avoid future “single-trigger” benefits.
The changes related to executive compensation are discussed in more detail in the Compensation Discussion and Analysis, which begins on page 25.

Director Compensation Table
The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s directors who are not Named Executive Officers during the fiscal year ended December 31, 2020.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-equity incentive plan compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Mark J. Brookner	$ 47,500	$ 140,896	$ —	$ —	$ —	$—	$ 188,396
Harry S. Chapman	$ 66,875	$ 140,896	$ —	$ —	$ —	$—	$ 207,771
Dr. Bernard A. Harris, Jr.	$ 57,625	$ 140,896	$ —	$ —	$ —	$—	$ 198,521
Kathleen Gilmartin	$ 48,125	$ 140,896	$ —	$ —	$ —	$—	$ 189,021
Edward L. Kuntz	$ 87,583	$ 140,896	$—	$ —	$ —	$—	$ 228,479
Jerald L. Pullins(3)	$ 42,500	$—	$ —	$ —	$ —	$—	$42,500
Reginald E. Swanson(4)	$ 36,875	$ 140,896	$ —	$ —	$ —	$ 12,656	$ 190,427
Clayton K. Trier	$ 64,792	$ 140,896	$ —	$ —	$ —	$—	$ 205,688
(1)	Includes Retainer Fees, Chairman Fees and Meeting Fees.
(2)
Stock awards for a total of 1,600 shares of common stock were granted to each director in the table as restricted stock under the terms of the Company’s Amended and Restated 2003 Stock Incentive Plan (the “Stock Incentive Plan”). The restrictions lapsed as to 400 shares on the grant date and on each of October 1, 2020, January 1, 2021 and April 1, 2021. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, which amounted to $88.06 per share. Assumptions used in the calculation of these amounts are included in “Note 13 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in the Form 10-K.

(3)	Mr. Pullins retired from the Board as of May 18, 2020.
(4)
Other compensation represents salary and car allowance received by Mr. Swanson in his role as an employee of STAR Physical Therapy, LP, a subsidiary of the Company. Effective January 31, 2020, Mr. Swanson was no longer an employee of STAR Physical Therapy, LP.

Compensation of Directors
During 2020, each of our non-employee directors received a quarterly retainer fee (“Retainer Fee”) for serving as a member of our Board of Directors. The Retainer Fee was $11,250 for each of the four quarters of 2020. In addition, non-employee directors are paid $1,250 for each committee meeting attended in person or telephonically (hereinafter referred to as “Meeting Fees”). In addition to the Retainer Fee, the Chairman of our Board of Directors, who is also the Chairman of our Governance and Nominating Committee, is paid an annual fee of $55,000, the Chairman of the Audit Committee is paid an annual fee of $23,000, the Chairman of the Compensation Committee is paid an annual fee of $18,000, and the Chairman of the Compliance Committee is paid an annual fee of $18,000 (hereinafter all referred to as “Chairman Fees”). Due to the impact of the COVID-19 pandemic on the Company and its business, commencing as of April 1, 2020, the Board reduced all fees paid to directors by 50%, until July 31, 2020, at which time the regular fees were reinstated. Directors are also reimbursed for their out-of-pocket travel and related expenses incurred in attending Board and committee meetings. Mr. Reading is not compensated separately for serving on our Board. Mr. Swanson, whose employment with the Company ended on January 31, 2020, became eligible for the Retainer Fee and other fees for board service as of February 1, 2020. In addition, in August 2020, each of the non-employee directors who were elected at the 2020 annual meeting received a grant of 1,600 shares of restricted stock, under the terms of the Stock Incentive Plan. The restrictions on 400 shares of this grant lapsed on each of August 18, 2020, October 1, 2020, January 1, 2021 and April 1, 2021. Effective as of January 1, 2021, the annual fee for the Chairman of our Board of Directors was increased to $70,000 and a separate $15,000 annual fee was established for the Chairman of the Governance and Nominating Committee. Currently, Mr. Kuntz serves as both Chairman of the Board and Chairman of the Governance and Nominating Committee.

STOCK OWNERSHIP
Stock Owned by Directors, Nominees and Executive Officers
The following table shows the number and percentage of shares of our common stock beneficially owned by our directors, Named Executive Officers (as defined under “Compensation Discussion and Analysis”) and all current directors and executive officers as a group as of April 3, 2021. Each person has sole voting and investment power for the shares shown below unless otherwise indicated.
Name of Beneficial Owner	Number of Shares Owned(1)	Percent of Common Stock Outstanding
Directors:
Edward L. Kuntz	5,600	0.0%
Chairman of the Board
Christopher J. Reading	81,638 (2)	0.6%
President, Chief Executive Officer and Director
Mark J. Brookner	15,600	0.1%
Harry S. Chapman	34,000	0.3%
Kathleen A. Gilmartin	6,200	0.0%
Dr. Bernard A. Harris, Jr	17,622	0.1%
Reginald E. Swanson	11,796 (3)	0.1%
Clayton K. Trier	10,200	0.1%

Non-Director Executive Officers:
Glenn D. McDowell	20,069 (4)	0.2%
Chief Operating Officer - West
Graham D. Reeve	24,440 (5)	0.2%
Chief Operating Officer - East
Carey Hendrickson	3,688 (6)	0.0%
Chief Financial Officer

Lawrance W. McAfee	6,582	0.1%
Former Executive Vice President, Chief Financial Officer and Director (Retired on December 9th, 2021)

All current directors and executive officers as a group (11 persons)	230,853	1.8%
(1)	There are no outstanding stock options.
(2)	Includes 33,134 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
		1/1/2022	4,141	1/1/2023	2,879	1/1/2024	1,610
		4/1/2022	2,876	4/1/2023	1,598	4/1/2024	700
7/1/2021	4,141	7/1/2022	2,876	7/1/2023	1,598	7/1/2024	700
10/1/2021	4,141	10/1/2022	2,876	10/1/2023	1,598	10/1/2024	700
						1/1/2025	700
(3)	6,596 of these shares of our common stock are held by Regg E. Swanson Revocable Trust, of which Mr. Swanson is the trustee and beneficiary.
(4)	Includes 15,876 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
		1/1/2022	2,017	1/1/2023	1,380	1/1/2024	743
		4/1/2022	1,377	4/1/2023	729	4/1/2024	350
7/1/2021	2,009	7/1/2022	1,377	7/1/2023	729	7/1/2024	350
10/1/2021	2,009	10/1/2022	1,377	10/1/2023	729	10/1/2024	350
						1/1/2025	350

(5)	Includes 16,035 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
		1/1/2022	1,912	1/1/2023	1,448	1/1/2024	794
		4/1/2022	1,433	4/1/2023	788	4/1/2024	350
7/1/2021	1,909	7/1/2022	1,433	7/1/2023	788	7/1/2024	350
10/1/2021	1,909	10/1/2022	1,433	10/1/2023	788	10/1/2024	350
						1/1/2025	350
(6)	Includes 3,228 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
		1/1/2022	230	1/1/2023	230	1/1/2024	230
		4/1/2022	230	4/1/2023	230	4/1/2024	230
7/1/2021	230	7/1/2022	230	7/1/2023	230	7/1/2024	230
10/1/2021	230	10/1/2022	230	10/1/2023	230	10/1/2024	238
Stock Owned by Certain Beneficial Holders
The table below shows the ownership of shares of common stock by persons known to us to beneficially own more than 5% of our common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
BlackRock, Inc 55 East 52nd Street New York, NY 10055	2,207,762(1)	17.1%

T. Rowe Price Associates, Inc 100 East Pratt St. Baltimore, MD 21202	1,314,304(3)	10.2%

Kayne Anderson Rudnick Investment Management LLC 1800 Avenue of the Stars, 2nd floor Los Angeles, CA 90067	1,212,600(2)	9.4%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	891,002(4)	6.9%
(1)
BlackRock, Inc. has sole voting power over 2,151,610 of the shares and sole dispositive power over 2,207,762 of the shares as disclosed in a Schedule 13G/A filed on January 25, 2021. Various persons associated with BlackRock, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the company. The interest of one such person, iShares Core S&P Small-Cap ETF, is more than five percent of the total outstanding common stock.

(2)
T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 310,664 of the shares and sole dispositive power over 1,314,304 of the shares as disclosed in a Schedule 13G/A filed on February 16, 2021 (“T. Rowe Filing”). Price Associates does not serve as custodian of the assets of any of its clients accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser (“T. Rowe Price Funds”). Except as noted in the T. Rowe Filing with one of the registered investment companies sponsored by Price Associates for which it also serves as investment advisor, not more that 5% of the common stock of the Company is owned by any one client subject to the investment advice of Price Associates. With the respect to the common stock of the Company owned by any one of the T. Rowe Price Funds, only the custodian for each of such Fund, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

(3)
Kayne Anderson Rudnick Investment Management LLC has sole voting power over 389,810 of the shares, shared voting power over 1,212,600 of the shares (shared with Virtus Investment Advisors), sole dispositive power of 389,810 of the shares and shared dispositive power of 1,212,600 of the shares (shared with Virtus Investment Advisors) as disclosed in a Schedule 13G/A filed on February 12, 2021. Virtus Equity Trust (on behalf of Virtus KAR Small Cap Growth Fund) is deemed to share voting power over 1,125,000 of the shares. Kayne Anderson Rudnick Investment Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940), and Virtus Investment Advisers, Inc. (an investment adviser registered under the Investment Advisers Act of 1940) and Virtus Equity Trust (on behalf of Virtus KAR Small-cap Growth Fund), a Delaware statutory trust, jointly filed the statement on Schedule 13G. With respect to securities owned by Kayne Anderson Rudnick Investment Management LLC and Virtus Investment Advisors, only the custodian for such investment company, has the right to receive dividends paid with respect to, and proceeds from sale of, such securities. No other person is known to have such right, except that the shareholders of such investment companies participate proportionately in any dividends or distributions paid.

(4)
The Vanguard Group, Inc (“Vanguard”) has sole voting power over none of the shares, shared voting power over 29,474 of the shares, sole dispositive power of 851,444 of the shares and shared dispositive power of 39,558 of the shares as disclosed in a Schedule 13G/A filed on February 10, 2021. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 24,894 shares as a result of Vanguard serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 4,620 shares as a result of Vanguard serving as investment manager of Australian investment offerings.

EXECUTIVE OFFICERS
The executive officers of the Company are as follows (“Named Executive Officers”):
Name	Position
Christopher J. Reading	President and Chief Executive Officer
Carey Hendrickson*	Chief Financial Officer
Glenn D. McDowell	Chief Operating Officer - West
Graham D. Reeve	Chief Operating Officer - East
Lawrance W. McAfee*	Former Executive Vice President and Chief Financial Officer
*	Mr. Hendrickson commenced as the Company’s CFO on November 9, 2020. The former CFO, Lawrance McAfee, retired from his position as CFO effective on November 9, 2020.
For information concerning Mr. Reading see “Proposal 1 — Election of Directors” above.
Glenn D. McDowell, 64, was promoted to Chief Operating Officer effective January 24, 2005. Commencing as of March 6, 2018, Mr. McDowell’s title was modified to Chief Operating Officer – West. Mr. McDowell served as our Vice President of Operations overseeing the west region since joining us in October 2003 until January 2005. From 1996 to 2003, Mr. McDowell was employed by HealthSouth Corporation, a provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services. Mr. McDowell is a physical therapist. Mr. McDowell has indicated his intent to retire from the Company as of August 31, 2021
Graham D. Reeve, 57, was appointed as Chief Operating Officer - East effective March 5, 2018. From 2009 until the end of 2017, Mr. Reeve served as Chief Executive Officer of The Baptist Health System, a 1,800 bed six hospital system located in San Antonio, TX, which is a part of Tenet Healthcare. From 1995 to 2003, Mr. Reeve was employed by HealthSouth Corporation, a provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services. From 1989 through 1995, Mr. Reeve was employed by Caremark Physical Therapy. Mr. Reeve is a physical therapist.
Carey Hendrickson, 58, was appointed as Chief Financial Officer effective November 9, 2020. Mr. Hendrickson served as the Chief Financial Officer of Capital Senior Living Corporation (NYSE:CSU), one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults from May 2014 until he began working for the Company. From 2010 through 2014, he served as the Senior Vice President/Chief Financial Officer and Treasurer of Belo Corp., a television company that owned and operated network-affiliated television stations and their associated websites (“Belo”). Prior to serving in such capacity, Mr. Hendrickson served Belo in various roles including Senior Vice President/Chief Accounting Officer, Vice President/Human Resources, Vice President/Investor Relations and Corporate Communications, and Vice President/Strategic & Financial Planning. He began his career with KPMG LLP and was the director of financial planning for Republic Financial Services before joining Belo in 1992. Mr. Hendrickson received a BBA in Accounting from Baylor University and a Master of Business Administration in Finance from the University of Texas in Arlington.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer and the other executive officers listed above. The committee also evaluates the performance of the Chief Executive Officer and reviews the performance of our other executive officers every year. Based upon these performance evaluations, the committee establishes compensation for the Chief Executive Officer and other executive officers, and executive management consults with the committee with respect to compensation levels and plans for key employees. Elements of our executive compensation program include: base salary; annual cash incentive compensation; long-term equity incentive awards; post-employment benefits; and benefits and perquisites.
In establishing and overseeing the program, the committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of the Company and the interests of its stockholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence stockholder value.

Compensation Support
Our management, our Human Resources department and our outside consultants, from time to time, support the committee in discharging its duties. In performing duties relating to the development and administration of our executive compensation program, our Human Resources department and the committee periodically review matters that relate to the competitive position, value and design of our short-term and long-term incentive compensation plans, performance goals and rewards available at various levels of performance.
Under its charter, the committee also may retain, at the Company’s expense, compensation consultants to provide independent advice and counsel directly to the committee.
Peer Group Compensation
In evaluating appropriate levels of total compensation for the Named Executive Officers, the committee gathers and analyzes data from a variety of sources. While there is not a comparable “peer group” of publicly-traded companies serving the outpatient rehabilitation sector, the committee monitors public information on executive compensation for a number of companies providing various healthcare services which are similar in revenue, volume and market capitalization to the Company. During 2021 and prior years, the Compensation Committee engaged an outside resource to provide executive compensation data published by such other publicly traded companies to assist in its evaluative process regarding compensation levels and programs for the Company’s executive officers. The publicly traded companies considered during 2020 and 2021 in connection with the establishment of the executive compensation programs for 2021 included 9 publicly-traded healthcare companies having a market capitalization in the range of $400 Million to $7.8 Billion ($2.6 Billion mean) and annual revenues in the range of $600 Million to $2 Billion ($1.3 Billion mean). For each of these companies, the Compensation Committee reviewed base salary information, annual cash incentives, annual equity incentives, and other compensation.
The Compensation Committee believes that this information is useful in evaluating the competitiveness of our executive compensation program.
Limitation on Certain Trades of Company Securities
In addition to the various trading restrictions required of Company directors and certain employees under the Exchange Act, Securities Act of 1933, as amended, and SEC rules, the U.S. Physical Therapy, Inc. Insider Trading Policy restricts certain transactions involving company securities. Among other things, directors, officers, employees and other insiders of the Company are prohibited from entering into certain hedging or monetization transactions regarding Company securities (e.g., the purchase of “put” options, short positions, zero-cost collars or forward sale contracts).
Compensation Philosophy and Objectives
Our compensation policies are designed to enable us to attract, motivate and retain experienced and qualified executives. We seek to provide competitive compensation. Historically, our policy has been to provide a significant component of an executive officers’ compensation through the grant of restricted shares that vest over a number of years. We believe that grants of equity-based incentives to executives and key employees help to align the interests of these persons with the interests of our stockholders.
The committee’s policy is to compensate and reward executive officers and other key employees based on the combination of some or all of the following factors, depending on the person’s responsibilities: corporate performance, business unit performance and individual performance. The committee evaluates corporate performance and business unit performance by reviewing the extent to which the Company has accomplished strategic business objectives such as improved profitability, cash flow, management of working capital, improvements in clinic productivity and efficiency, and the overall quality of patient care. The committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under the Company’s management development program. The committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards (as detailed below) on criteria documented in the long-term incentive plans.
The committee believes that compensation to executive officers should be aligned closely with the Company’s performance on both a short-term and long-term basis. As a result, a significant portion of compensation to each executive officer is “at risk” and tied to the achievement of financial performance goals, regulatory compliance, improvements in operating efficiency and the quality of care provided, and other quantitative and qualitative factors. The executive compensation program is also designed to incentivize continuous improvements by providing enhanced compensation as results improve. The compensation program for executive officers includes both objective and subjective criteria.
While a significant portion of compensation to the Company’s executive officers is performance-based, the Compensation Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our long-term strategic objectives. The Compensation Committee also takes into account the compensation practices of certain comparably-sized healthcare service companies to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to our long-term success.
In response to stockholder feedback regarding executive “single-trigger” benefits, the Compensation Committee has incorporated into its compensation philosophy a desired intent to avoid future “single-trigger” benefits for its executive officers. For example, in the past, the Company has entered into change-in-control commitments with its executive officers that trigger a certain dollar payment upon such a change of control. However, the Company has not committed to any additional single trigger change-in-control benefits since February 2016 and, in fact, in 2019 the Company and its executive officers amended such executive officers’ respective employment agreements to modify the single-trigger change-in-control benefit to a “double-trigger” benefit, requiring the occurrence of both a change-in-control and a termination of employment.
Objective Plans
For 2021, the criteria used by the Company in determining awards to the executive officers under the Objective Cash/RSA Bonus Plan and Objective Long-Term Incentive Plan will be directly based on the Company’s annual after-tax operating results, a non-Generally Accepted Accounting Principles measure, which equals consolidated after-tax net income (i) before charges/credits for changes in redeemable non-controlling interests, expenses arising from the scheduled retirement of Mr. McDowell, and any other extraordinary items, and (ii) after the compensation expense required to be reported in 2021 related to this and all other management incentive plans (“after-tax operating results”). We use this objective measure because we believe it is a key driver in increasing shareholder value and because each of our executive officers can impact this objective measure in some way. The Compensation Committee approves the minimum and maximum goals for the objective financial measure, as defined in the plan, each year. The incentive for meeting these objective financial performance goals is set by the Compensation Committee.
Under the Objective Cash/RSA Bonus Plan for 2021, the Executive Participants (as defined under “Annual Cash Incentive Compensation) are eligible to earn a bonus award, payable in cash and/or restricted common stock at the discretion of the Compensation Committee, having a value of up to 75% for Messrs. Reading, McDowell and Reeve and up to 60% for Mr. Hendrickson (as a group referred to as “2021 Participants”) of their respective base salaries dependent upon the Company achieving after-tax operating results in the range of $30,444,797 to $33,310,273 or more. Under the Objective Long-Term Incentive Plan, Messrs. Reading, Hendrickson, McDowell and Reeve are eligible to earn up to 10,000, 3,750, 5,000 and 5,000 shares of restricted stock, respectively, dependent upon the Company achieving after-tax operating results in the range of $30,444,797 to $32,328,225 or more.
Subjective Plans
The Compensation Committee established the subjective criteria for each of the 2021 Participants under the Discretionary Cash/RSA Bonus Plan and the Discretionary Long-Term Incentive Plan. Subjective criteria is determined by the Compensation Committee based on a consideration of strategic and operational goals for the Company. The Compensation Committee evaluates the performance of 2021 Participants against this criteria in determining cash and restricted stock awards.

Under the Discretionary Cash/RSA Bonus Plan for 2021, the 2021 Participants are eligible to receive cash bonus awards and/or shares of restricted stock as determined by the Compensation Committee, if employed by the Company on the date of the award, having a value of up to 50% of their respective base salaries for Messrs. Reading, McDowell and Reeve, and up to 40% of base salary for Mr. Hendrickson. Under the Discretionary Long-Term Incentive Plan, Messrs. Reading, Hendrickson, Reeve and McDowell are eligible to earn up to 10,000, 3,750, 5,000 and 5,000 shares of restricted stock, respectively. The criteria established for each of the 2021 Participants to be considered by the Compensation Committee in determining the respective awards for 2021 (the “2021 Executive Subjective Criteria”) are as follows:
Mr. Reading – CEO
1.	Company Leadership
2.	Cost Control
3.	Further Development of Industrial Injury Prevention business
4.	Compliance
5.	Acquisition of new partnerships and acquisition performance, revenue and volume growth
6.	Successful integration and transition involving CFO and COO roles
Mr. Hendrickson – CFO
1.	Successful and effective integration and management of direct reporting areas
2.	Further standardization around reporting and controls
3.	Effective communication to shareholders and Board, including guidance, updates and financial modeling
4.	Billing office effectiveness and cost control
5.	Successful completion of Annual audit
6.	Acquisition modeling, Integration and financial reporting
Mr. Reeve – COO-East
1.	Effective transition and integration of certain areas and partnerships
2.	Cost Control
3.	Development of Operation’s team leadership
4.	Development of skills associated with negotiation, due diligence and acquisition integration and assimilation
5.	Revenue and volume growth
6.	Compliance
Mr. McDowell – COO-West
1.	Effective transition and integration of certain areas and partnerships
2.	Cost Control
3.	Development of Operation’s team leadership
4.	Development of skills associated with negotiation, due diligence and acquisition integration and assimilation
5.	Revenue and volume growth
6.	Compliance
In order to be eligible to receive awards under the above discussed plans, the 2021 Participant must be employed on the date the awards are granted. The Objective Cash/RSA Bonus Plan, Discretionary Cash/RSA Bonus Plan,

Objective Long-Term Incentive Plan, and Discretionary Long-Term Incentive Plan for 2021 collectively are hereinafter referred to as the “2021 Executive Incentive Plan”.
For a detailed description of the 2021 Executive Incentive Plan, see the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2021.
While a significant portion of compensation to the Company’s executive officers is performance-based, the Compensation Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our long-term strategic objectives. The Compensation Committee also takes into account the compensation practices of certain comparably-sized healthcare service companies to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to our long-term success.
Base Salaries
Other than the base salary of the Named Executive Officers which were initially set by an employment agreement (see “Employment and Consulting Agreements” below), base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers, including those with employment agreements, are reviewed annually by the committee based on, among other things, individual performance and responsibilities, inflation and competitive market conditions.
Due to the economic environment during 2020 caused by the COVID-19 pandemic, on March 26, 2020, our Named Executive Officers initiated an amendment to their respective employment agreements to reduce the annual salaries provided to each of them. Those annual salaries were restored commencing as of August 1, 2020, by further amendment to those employment agreements. See “Executive Compensation – Compensation of Named Executive Officers” below for a detailed discussion of the adjusted annual salary figures.
Annual Cash Incentive Compensation
Based on individual and Company performance, incentive compensation opportunities are available to a wide range of our employees. We believe that incentive compensation is effective in reinforcing both the overall values of our Company and our specific operating goals.
Incentive compensation programs are designed to focus employees’ attention on our key performance goals, to identify the expected levels of performance and to reward individuals who meet or exceed our expectations. The aggregate amounts available for incentive awards are determined by our overall financial performance. The actual awards paid to individual recipients, other than to executive officers, are formulated by management, generally payable on an annual basis and reviewed by the committee prior to payment. The committee formulates and determines incentive awards for Named Executive Officers. See “Summary Compensation Table” below.
For 2020, the Company’s Chief Executive Officer, Chief Operating Officer–West and Chief Operating Officer-East (the “Executive Participants”) were eligible to receive cash bonus awards and/or shares of restricted common stock under the Company’s Objective Cash/RSA Bonus Plan and Discretionary Cash/RSA Bonus Plan. For a detailed description of these plans, see the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2020. The Company’s former CFO, Mr. McAfee, retired as CFO as of November 9, 2020 and accordingly no awards were made to Mr. McAfee under these plans. Mr. Hendrickson, who became the Company’s CFO effective as of November 9, 2020, also did not participate in these plans for 2020.
Under the Objective Cash/RSA Bonus Plan, the Executive Participants were eligible to earn a bonus award, payable in cash and/or restricted common stock at the discretion of the Compensation Committee, having a value of up to 75% of their respective base salaries dependent upon the Company achieving pre-tax income in the range of $51,333,785 to $56,155,513 or more. In determining pre-tax income for purposes of the Objective Cash/RSA Bonus Plan, the Objective Cash/RSA Bonus Plan provides that such determination shall be made before charges or credits for changes in redeemable non-controlling interests and any extraordinary items and after the compensation expense required to be reported in 2020 related to the incentive plans applicable to the Executive Participants. Based on the pre-tax earnings for 2020 of $48,216,000, the Executive Participants received no Objective Cash/RSA Bonus award for 2020.

Under the Discretionary Cash/RSA Bonus Plan, the Executive Participants were eligible to receive cash bonus awards and/or shares of restricted stock as determined by the Compensation Committee, having a value of up to 50% of their respective base salaries. The criteria established for each of the Executive Participants considered by the Compensation Committee in determining the respective awards for 2020 (the “2020 Executive Subjective Criteria”) were as follows:
Mr. Reading – CEO
1.	Corporate leadership/Transition of CFO
2.	Cost control
3.	Development of the Briotix Health subsidiary business
4.	Same store growth in revenue and visits
5.	Compliance
6.	Acquiring new strategic partnerships
Mr. Reeve – COO East
1.	Briotix success, integration and forward progress
2.	Cost Control at the clinic level and margin stability at Briotix
3.	Development of West Team - Succession Planning
4.	Compliance
5.	Same Store Growth/ Visit Growth
6.	Development of additional de novo facilities and tuck-ins
Mr. McDowell – COO West
1.	Management Contract Development
2.	Compliance
3.	Development of East Team – Succession Planning
4.	Same Store Growth/ Visit Growth
5.	Development of additional de novo facilities and tuck-ins
6.	Cost Control
The Compensation Committee considered the performance of the Executive Participants against these criteria, also considering such performance in light of the unanticipated challenges arising from the COVID-19 pandemic and its impact on the Company starting in March 2020. Based on the review and scoring by the Compensation Committee of each of these criteria, along with consideration of the performance of the Executive Participants in managing the Company through the COVID-19 pandemic, the Compensation Committee awarded a bonus to each of the Executive Participants as a percentage of the maximum award value (i.e., maximum of 50% of base salary) as follows: Mr. Reading - 100% of the maximum award value; Mr. McDowell - 100% of the maximum award value; and Mr. Reeve - 100% of the maximum award value. Accordingly, the Compensation Committee determined that the following awards would be paid in cash and as follows: Mr. Reading: $400,000; Mr. McDowell: $255,000; and Mr. Reeve: $270,000. These cash bonuses were paid on March 10, 2021.
Long-term Equity Incentive Awards
For the 2020 year, the Executive Participants were eligible to receive awards consisting of shares of restricted common stock under the Company’s Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan. For a detailed description of these plans, see the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2020.

Under the Objective Long-Term Incentive Plan, Messrs. Reading, McDowell and Reeve were eligible to earn up to 8,800, 4,400 and 4,400 shares of restricted common stock, respectively, dependent upon the Company achieving pre-tax income in the range of $51,333,785 to $54,499,941 or more. In determining pre-tax income for purposes of the Objective Long-Term Incentive Plan, the Objective Long-Term Incentive Plan provides that such determination shall be made before charges or credits for changes in mandatorily redeemable non-controlling interests and any extraordinary items and after the compensation expense required to be reported in 2020 related to the incentive plans applicable to the Executive Participants. Based on the pre-tax earnings of $48,216,000, for 2020, Messrs. Reading, McDowell and Reeve were awarded no shares of restricted common stock under this Objective Long-Term Incentive Plan.
Under the Discretionary Long-Term Incentive Plan, Messrs. Reading, McDowell and Reeve were eligible to earn up to 8,800, 4,400 and 4,400 shares of restricted common stock, respectively, based upon a subjective determination of the committee. The committee determined for each Executive Participant such executive’s achievement of his respective Executive Subjective Criteria, taking into consideration the performance of the Executive Participants in managing the Company through the COVID-19 pandemic. Based on this review, the Compensation Committee determined that the achievement score for each of the Executive Participants was as follows: Mr. Reading - 100% of the maximum award value; Mr. McDowell - 100% of the maximum award value; and Mr. Reeve - 100% of the maximum award value. For 2020, Messrs. Reading, McDowell and Reeve were awarded 8,800, 4,400 and 4,400 shares of restricted common stock, respectively, under the Discretionary Long-Term Incentive Plan. These shares of restricted common stock were granted on February 22, 2021, with restrictions on these shares lapsing evenly over 16 quarters starting on April 1, 2021.
The Objective Cash Bonus Plan, Discretionary Cash Bonus Plan, Objective Long-Term Incentive Plan, and Discretionary Long-Term Incentive Plan for 2020 collectively are hereinafter referred to as the “2020 Executive Incentive Plan.”
The Stock Incentive Plan is intended to align employee and outside director interests with stockholders’ interests, to provide incentives to our key employees by encouraging their ownership of our common stock and to aid us in attracting and retaining key employees, upon whose efforts our success and future growth depends.
Equity grants are made at the discretion of the committee, which administers the Company’s equity compensation plans. The objective of such long-term equity-based awards, which generally vest over four years, is primarily to incentivize management and key employees for future performance rather than to reward specific past performance. Individual grant sizes are primarily determined based on the employee’s duties and level of responsibility and his or her ability to exert significant influence and make meaningful contributions to the overall future success of the Company and, to a lesser degree, organizational and individual performance. At the discretion of the committee, and based on the recommendation of management, equity grants may also be used as an incentive for candidates recruited to fill key positions and for existing employees who receive significant promotions with increased responsibilities.
Supplemental Incentive Awards
The Compensation Committee also considered the award of additional discretionary cash bonus and restricted stock awards to the Named Executive Officers, excluding Mr. McAfee, based on their performance during 2020 in managing the Company through the challenges arising from the COVID-19 pandemic. The Committee members acknowledged that the objective criteria of the Objective Cash Bonus Plan and the Objective Long-Term Incentive Plan were established prior to any knowledge or awareness of the COVID-19 pandemic and its resulting impact on the Company performance. The Committee further determined that the Named Executive Officers were successful in implementing difficult operational decisions, keeping patients and employees safe, and managing the business in a manner that enabled the Company to regain its footing and lead the organization back to normalcy by the end of 2020, from both a financial performance and a patient care perspective. The Committee determined that the performance of the Named Executive Officers significantly benefitted patients, employees and stockholders. As a result, in its discretion, the Committee made the following additional awards: Mr. Reading – 2,400 shares of restricted common stock and $350,000 in cash; Mr. McDowell - 1,200 shares of restricted common stock and $175,000 in cash; and Mr. Reeve - 1,200 shares of restricted common stock and $175,000 in cash. These shares of restricted common stock were granted on February 22, 2021, with restrictions on these shares lapsing evenly over 16 quarters starting on April 1, 2021, and the cash awards were paid on March 10, 2021.

Post-Employment Benefits
We have entered into employment agreements with our Named Executive Officers that provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Executive Compensation — Post Termination/Change-in-Control Benefits” below.
Benefits and Perquisites
Defined Contribution Plan. The Company maintains qualified retirement plans pursuant to Internal Revenue Code of 1986, as amended (the “Code”), Section 401(k) (the “401(k) Plans”) covering substantially all employees subject to certain minimum service requirements. The 401(k) Plans allows employees to make voluntary contributions and provides for discretionary matching contributions by the Company. For certain plans, the Company makes matching contributions. The assets of the 401(k) Plans are held in trust for grantees and are distributed upon the retirement, disability, death or other termination of employment of the grantee. The Board, in its discretion, determines the amount of any Company discretionary contributions. We did not make any discretionary contributions to the 401(k) Plan during 2020. The Company’s matching contributions aggregated $1.9 million in 2020.
Life Insurance. The Company maintains, at its expense, for the benefit of each of its full-time employees, life insurance policies in the amount of one times the employee’s annual salary, up to $200,000.
Health and Welfare Benefits. All executive officers, including the Named Executive Officers, are eligible for welfare benefits from the Company including: medical, dental, vision, life insurance, short-term disability and long-term disability. Named Executive Officers participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their work location.
Employment and Consulting Agreements
In May 2019, the Company entered into amended and restated employment agreements with each of Messrs. Reading and McDowell, which presently expire on December 31, 2021, and provide for automatic two-year renewals as of the expiration of the current term. In 2018, the Company entered into an employment agreement with Mr. Reeve, which expires on February 28, 2022, and provides for an automatic two-year renewal as of the expiration of the current term. Effective as of November 9, 2020, the Company entered into an employment agreement with Mr. Hendrickson, which expires on November 8, 2022, and provides for an automatic two-year renewal as of the expiration of the current term. Each of the employment agreements may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or (B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a termination of employment in connection with a

“change in control” (as defined in the Employment Agreements), Messrs. Reading, McDowell, Reeve and Hendrickson, as applicable, will be entitled to (A) a change of control benefit of $500,000 for Mr. Reading and $283,333 for Mr. McDowell, Mr. Reeve and Mr. Hendrickson, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by such individual. The employment agreement also provides for certain non-competition and non-solicitation covenants that extend up to two years after termination of employment.
Messrs. Reading, McDowell, Reeve and Hendrickson’s employment agreements may each be terminated by the Company prior to the expiration of their term. See “Executive Compensation — Post Termination/Change-in-Control Benefits” below for a detailed discussion of the termination and change in control provisions contained in these agreements.
Mr. McAfee’s employment agreement, which contained many of these same provisions, terminated as of November 9, 2020 in connection with his retirement from the Company. Mr. McDowell has indicated his intent to retire from the Company effective August 31, 2021.
We do not have any executive retention and severance arrangements or change in control agreements with our Named Executive Officers other than those described above.
Compensation of Named Executive Officers
Mr. Reading joined our Company in November 2003 as Chief Operating Officer and, effective November 1, 2004, was promoted to President and Chief Executive Officer. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reading’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $740,000 (during 2018), $770,000 (during 2019), $800,000 (during 2020) and further increased to $900,000 effective as of January 1, 2021. Effective as of March 26, 2020, Mr. Reading’s employment agreement was further amended to reduce his annual base salary by 40%, to $480,000, consistent with the Company’s efforts to reduce payroll costs due to the ongoing COVID-19 pandemic and resulting impact on the Company’s operations; Mr. Reading’s employment agreement subsequently was further amended to restore his annual base salary back to $800,000 commencing as of August 1, 2020. During each of 2018, 2019 and 2020, Mr. Reading participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Reading (i) was paid a cash bonus of $575,000 and was granted 20,451 shares of restricted stock for 2018, and (ii) was paid a cash bonus of $524,397 and was granted 14,380 shares of restricted stock for 2019. As previously disclosed, for 2020, Mr. Reading was paid a cash bonus of $750,000 on March 10, 2021 and was granted 11,200 shares of restricted stock on February 22, 2021.
Mr. McDowell joined our Company in October 2003 as Vice President of Operations overseeing the west region and, effective January 24, 2005, was promoted to Chief Operating Officer. He currently serves the Company as Chief Operating Officer–West. On December 7, 2020, the Company announced that Mr. McDowell will retire as of August 31, 2021. Under Mr. McDowell’s employment agreement with us (see “Employment and Consulting Agreements” above), Mr. McDowell’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $480,000 (during 2018), $500,000 (during 2019), $510,000 (during 2020) and further increased to $536,000 effective as of January 1, 2021. Effective as of March 26, 2020, Mr. McDowell’s employment agreement was further amended to reduce his annual base salary by 35%, to $331,500, consistent with the Company’s efforts to reduce payroll costs due to the ongoing COVID-19 pandemic and resulting impact on the Company’s operations; Mr. McDowell’s employment agreement subsequently was further amended to restore his annual base salary back to $510,000 commencing as of August 1, 2020. During each of 2018, 2019 and 2020, Mr. McDowell participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. McDowell (i) was paid a cash bonus of $370,800 and was granted 10,371 shares of restricted stock for 2018, and (ii) was paid a cash bonus of $301,276 and was granted 6,078 shares of restricted stock for 2019. As previously disclosed, for 2020, Mr. McDowell was paid a cash bonus of $430,000 on March 10, 2021 and was granted 5,600 shares of restricted stock on February 22, 2021.
Mr. Reeve joined our Company in March 2018 as Chief Operating Officer–East. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reeve’s annual base salary is subject to adjustment by the Compensation Committee. Mr. Reeve’s annual base salary was $450,000 at the start of his employment in 2018, $470,000 (during 2019), $540,000 (during 2020) and was further increased to $567,000 effective as of January 1, 2021. Effective as of March 26, 2020, Mr. Reeve’s employment agreement was further amended to reduce his annual base salary by 35%, to $351,000, consistent with the Company’s efforts to reduce payroll costs due to the ongoing COVID-19 pandemic and resulting impact on the Company’s operations; Mr. Reeve’s employment agreement subsequently was further amended to restore his annual base salary back to $540,000 commencing as of August 1, 2020. During each of 2018, 2019 and 2020, Mr. Reeve participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. Mr. Reeve was granted 7,619 shares on March 5, 2018 pursuant to his employment agreement. In accordance with such executive incentive plans, Mr. Reeve (i) was paid a cash bonus of $347,000 and was granted 10,335 shares of restricted stock for 2018, and (ii) was paid a cash bonus of $321,785 and was granted 7,041 shares of restricted stock for 2019. As previously disclosed, for 2020, Mr. Reeve was paid a cash bonus of $445,000 on March 10, 2021 and was granted 5,600 shares of restricted stock on February 22, 2021.
Mr. Hendrickson joined our Company on November 9, 2020 as Chief Financial Officer. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Hendrickson’s annual base salary is subject to adjustment by the Compensation Committee. Mr. Hendrickson’s annual base salary is $450,000. Mr. Hendrickson was granted 3,688 shares of restricted stock on November 16, 2020, vesting in 16 equal quarterly increments starting as of January 1, 2021 and was paid a cash bonus of $25,000 on March 10, 2021.
Mr. McAfee joined our Company in September 2003 as Chief Financial Officer and, effective November 1, 2004, was promoted to Executive Vice President. Mr. McAfee retired as Chief Financial Officer (and terminated his Employment Agreement) as of November 9, 2020, and continued as an employee through December 8, 2020. For the last three years, Mr. McAfee’s annual base salary was $480,000 (during 2018), $500,000 (during 2019), and $510,000 (during 2020). Effective as of March 26, 2020, Mr. McAfee’s employment agreement was further amended to reduce his annual base salary by 35%, to $331,500, consistent with the Company’s efforts to reduce payroll costs due to the ongoing COVID-19 pandemic and resulting impact on the Company’s operations; Mr. McAfee’s employment agreement subsequently was further amended to restore his annual base salary back to $510,000 commencing as of August 1, 2021. During each of 2018 and 2019, Mr. McAfee participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. McAfee (i) was paid a cash bonus of $370,800 and was granted 10,371 shares of restricted stock for 2018, and (ii) was paid a cash bonus of $332,622 and was granted 6,796 shares of restricted stock for 2018. In connection with his retirement as the Company’s Chief Financial Officer, on December 7, 2020 the Compensation Committee of the Board of Directors, in its discretion, accelerated the vesting on all of Mr. McAfee’s 15,052 shares of unvested restricted stock, effective as of December 7, 2020. In making the decision to accelerate the vesting on Mr. McAfee’s unvested restricted shares, the Compensation Committee considered a number of factors, including Mr. McAfee’s 17 years of dedicated service to the Company as its CFO, the Company’s significant growth in market capitalization and shareholder return during his tenure, and Mr. McAfee’s willingness to enter into a post-employment consulting agreement with the Company, pursuant to which Mr. McAfee is available to the Company on an as-needed basis in return for an hourly rate of compensation.
Compensation Deductibility Policy
Under Section 162(m) of the Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers.

Executive Compensation
Summary Compensation Table
The following table sets forth the compensation paid or accrued for services rendered in all capacities on behalf of the Company during 2020, 2019 and 2018 to Messrs. Reading, McAfee, McDowell, Reeve and Hendrickson who are the Company’s only executive officers during the applicable periods.
Summary Compensation Table For the Fiscal Years Ended December 31, 2020, 2019 and 2018
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Non- Qualified Deferred Compen - sation Earnings ($)	All Other Compen - sation ($)	Total ($)
Christopher J. Reading Chief Executive Officer	2020	675,769	350,000	1,533,056		400,000		2,322(4)	2,961,147
	2019	768,846	—	1,556,370		524,397		2,322(4)	2,851,935
	2018	739,423	—	2,010,639		575,000		2,322(4)	3,327,384
Lawrance W. McAfee. Former Chief Financial Officer	2020	425,269	—	—		—		1,649,182(5)	2,074,451
	2019	499,231	—	736,271		332,622		3,564(4)	1,571,688
	2018	479,616	—	1,021,508		370,800		3,564(4)	1,875,488
Glenn D. McDowell Chief Operating Officer - West	2020	440,961	175,000	766,528		255,000		3,564(4)	1,641,053
	2019	499,231	—	659,890		301,276		3,564(4)	1,463,961
	2018	479,616	—	1,021,508		370,800		3,564(4)	1,875,488
Graham D. Reeve(4) Chief Operating Officer - East	2020	464,615	175,000	766,528		270,000		2,322(4)	1,678,465
	2019	469,231	—	759,462		321,785		2,322(4)	1,552,800
	2018	479,616	—	1,619,404		347,000		908(4)	2,446,927
Carey Hendrickson Chief Financial Officer	2020	51,923	25,000	403,430		—		—	480,353
1)
The Compensation Committee also considered the award of additional discretionary cash bonus and restricted stock awards to the Messrs. Reading, McDowell and Reeve, based on their performance during 2020 in managing the Company through the challenges arising from the COVID-19 pandemic. The Committee members acknowledged that the objective criteria of the Objective Cash Bonus Plan and the Objective Long-Term Incentive Plan were established prior to any knowledge or awareness of the COVID – 19 pandemic and its resulting impact on the Company performance. The Committee further determined that the Named Executive Officers were successful in implementing difficult operational decisions, keeping patients and employees safe, and managing the business in a manner that enabled the Company to regain its footing and lead the organization back to normalcy by the end of 2020, from both a financial performance and a patient care perspective. The Committee determined that the performance of the Named Executive Officers significantly benefitted patients, employees and stockholders. As a result, in its discretion, the Committee made the following additional awards: Mr. Reading – $350,000 in cash; Mr. McDowell - $175,000 in cash; and Mr. Reeve - $175,000 in cash. These shares of restricted common stock were granted on February 22, 2021, with restrictions on these shares lapsing evenly over 16 quarters starting on April 1, 2021, and the cash awards were paid on March 10, 2021. In addition, the Committee granted Mr. Hendrickson a bonus of $25,000.

2)
For 2020, stock awards were granted in accordance with the 2020 Executive Incentive Plan as restricted stock under the terms of the Stock Incentive Plan as follows: Mr. Reading was awarded 11,200 shares, (8,800 shares pursuant to the Discretionary Long Term Incentive Plan and an additional 2,400 shares as an additional supplemental discretionary award) Mr. McDowell was awarded 5,600 shares (4,400 shares pursuant to the Discretionary Long Term Incentive Plan and an additional 1,200 shares as an additional supplemental discretionary award) and Mr. Reeve was awarded 5,600 shares (4,400 shares pursuant to the Discretionary Long Term Incentive Plan and an additional 1,200 shares as an additional supplemental discretionary award). Mr. Hendrickson was granted 3,688 shares of restricted stock in November 2020 pursuant to his employment agreement. For 2019, stock awards were granted in accordance with the 2019 Executive Incentive Plan as restricted stock under the terms of the Stock Incentive Plan as follows: Mr. Reading was awarded 14,380 shares, Mr. McAfee was awarded 6,796 shares, Mr. McDowell was awarded 6,078 shares and Mr. Reeve was awarded 7,014 shares. For 2018, stock awards were granted in accordance with the 2018 Executive Incentive Plan as restricted stock under the terms of the Stock Incentive Plan as follows: Mr. Reading was awarded 20,451 shares, Messrs. McAfee and McDowell were awarded 10,371 shares each and Mr. Reeve was awarded 10,335 shares. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to a weighted average (for each individual) in the range of $109.39 to $136.88 per share for 2020, $108.23 to $108.57 per share for 2019 and in the range of $98.30 to $98.50 per share for 2018. Assumptions used in the calculation of these amounts are included in “Note 13 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of the Form 10-K.

3)
For 2020, the amounts represent the cash bonuses earned under the 2020 Executive Incentive Plan and paid in March 2021. For 2019, the amounts represent the cash bonuses earned under the 2019 Executive Incentive Plan and paid in March 2020. For 2018, the amounts represent the cash bonuses earned under the 2018 Executive Incentive Plan and paid in March 2019. See “Compensation Discussion and Analysis — Annual Cash Incentive Compensation” herein for further details.

4)	Represents the value of life insurance premiums for life insurance coverage provided to the Named Executive Officers.

5)
In connection with his retirement as the Company’s Chief Financial Officer, on December 7, 2020 the Compensation Committee of the Board of Directors, in its discretion, accelerated the vesting on all of Mr. McAfee’s 15,052 shares of unvested restricted stock, effective as of December 7, 2020. The closing price on the day of acceleration was $109.11 per share.

Grants of Plan-Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1):			Estimated Possible Payouts Under Equity Incentive Plan Awards(1) :			Grant Date Fair Value of Stock Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Reading	3/3/2020	$—	$1,000,000	$1,000,000	—	17,600	17,600	$1,872,288
Lawrance W. McAfee	3/3/2020	$—	$637,500	$637,500	—	8,800	8,800	$936,144
Glenn D. McDowell	3/3/2020	$—	$637,500	$637,500	—	8,800	8,800	$936,144
Graham D. Reeve	3/3/2020	$—	$675,000	$675,000	—	8,800	8,800	$936,144
*
Mr. Lawrance W. McAfee was part of the aforementioned plan but was not employed on December 31, 2020 and therefore did not receive any awards pursuant to the 2020 Executive Incentive Plan. Mr. Carey Hendrickson did not participate in the plan above since his employment commenced on November 9, 2020.

1.
Possible payments and equity grants under the 2020 Executive Incentive Plan. See the Summary Compensation Table above for actual amounts earned for 2020. The cash earned was paid on March 10, 2021 and the shares of restricted stock were granted on February 22, 2021.

2.
Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to a weighted average of $106.38 per share. See “Note 13 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of the Form 10-K for a description of the valuations and a description of the equity plans.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
See “Employment and Consulting Agreements” above and “Post-Termination/Change-in-Control Benefits” below for the material terms of our employment agreements with our Named Executive Officers. See “Compensation Discussion and Analysis” above for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table above and Grants of Plan-Based Awards table paid to the Named Executive Officers above for narrative disclosure with respect to those tables.
Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding awards of shares of restricted common stock that have not vested as of December 31, 2020 for each Named Executive Officer. The table does not include the grants of restricted stock made in 2021. There are no outstanding stock option awards for the Named Executive Officers as of December 31, 2020.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Christopher J. Reading	30,551(2)	$3,673,758
Glenn D. McDowell	14,469(3)	$1,739,897
Graham D. Reeve	13,903(4)	$1,671,836
Carey Hendrickson	3,688(5)	$443,482
(1)	Calculated based on the closing market price of our common stock on December 31, 2020 of $120.25 per share.
(2)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2021	4,476	1/1/2022	3,441	1/1/2023	2,179
4/1/2021	3,441	4/1/2022	2,176	4/1/2023	898
7/1/2021	3,441	7/1/2022	2,176	7/1/2023	898
10/1/2021	3,441	10/1/2022	2,176	10/1/2023	898
				1/1/2024	910

(3)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2021	2,184	1/1/2022	1,667	1/1/2023	1,030
4/1/2021	1,659	4/1/2022	1,027	4/1/2023	379
7/1/2021	1,659	7/1/2022	1,027	7/1/2023	379
10/1/2021	1,659	10/1/2022	1,027	10/1/2023	379
				1/1/2024	393
(4)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2021	1,559	1/1/2022	1,562	1/1/2023	1,098
4/1/2021	1,559	4/1/2022	1,083	4/1/2023	438
7/1/2021	1,559	7/1/2022	1,083	7/1/2023	438
10/1/2021	1,559	10/1/2022	1,083	10/1/2023	438
				1/1/2024	444
(5)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2021	230	1/1/2022	230	1/1/2023	230	1/1/2024	230
4/1/2021	230	4/1/2022	230	4/1/2023	230	4/1/2024	230
7/1/2021	230	7/1/2022	230	7/1/2023	230	7/1/2024	230
10/1/2021	230	10/1/2022	230	10/1/2023	230	10/1/2024	238
Stock Vested Table
The following table shows the number of shares of our common stock acquired by the Named Executive Officers during 2020 upon the “vesting” of restricted stock (“vesting” refers to lapsing of restrictions). As of December 31, 2020, there were no outstanding stock options for the Named Executive Officers.
	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on Vesting(1)
Christopher J. Reading	18,370	$1,582,348
Lawrance W. McAfee*	24,194	$2,430,555
Glenn D. McDowell	9,007	$778,021
Graham Reeve	5,798	$481,923
Carey Hendrickson	—	—
The value realized on vesting is computed by multiplying the number of shares by stock by the market value of the underlying shares on the vesting date. The closing price of the stock is used as the market value.
*
In connection with his retirement as the Company’s Chief Financial Officer, on December 7, 2020 the Compensation Committee of the Board of Directors, in its discretion, accelerated the vesting on all of Mr. McAfee’s 15,052 shares of unvested restricted stock, effective as of December 7, 2020. The closing price on the day of acceleration was $109.11 per share.

Pay Ratio
The Company analyzed the annual total compensation for all of its employees and the employees of its consolidated subsidiaries (including part-time – “on call”- and full-time employees as per SEC rules), other than our CEO, in order to identify the employee with the median annual total compensation. In making this determination, the Company examined only payroll records of individuals who were employed by the Company or one of its consolidated subsidiaries on December 31, 2020. No cost of living adjustments were made to any such employee’s compensation, but the Company did annualize the compensation of individuals who commenced employment after January 1, 2020. After the median compensated employee was identified, that employee’s annual total compensation for fiscal year 2020 was determined in the same manner as if such individual was a named executive officer for 2020 whose compensation was required to be determined in accordance with SEC rules and reported in our “Summary Compensation Table” on page 25. Based on the foregoing, the annual total compensation of such employee, as determined in accordance with SEC rules, was $37,209. As provided in our Summary Compensation Table, the annual total compensation for our CEO for the 2020 fiscal year was $2,961,147, which was 79.6:1 times the annual total compensation of our median compensated employee for the 2020 fiscal year.

The above figures were reported in accordance with SEC rules. However, the Company believes that a more accurate disclosure would exclude “on-call” employees who have no set work schedule and work only on an as-needed basis, which may be a few times a year. If these “on-call” employees were excluded from the determination of our median compensated employee for the 2020 fiscal year, the annual total compensation of our median compensated employee would be $45,138 resulting in a ratio of the annual total compensation of our CEO to such employee of 65.6:1.
Because a significant amount of our CEO’s compensation for 2020 was in the form of equity compensation, and only a very small number of our employees receive equity compensation, we thought it would be helpful to our stockholders to see how the above ratios are impacted by excluding equity compensation. Excluding equity compensation, the annual total compensation of our median compensated employee remains unchanged and the annual total compensation for our Chief Executive Officer would be $1,428,091, resulting in a ratio of 38.4:1 if “on-call” employees are included and a ratio of 31.6:1 if “on-call” employees are not included.
Post Termination/Change-in-Control Benefits
Each of the Employment Agreements of the Named Executive Officers may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or (B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a termination of employment in connection with a “change in control” (as defined in the Employment Agreements), Messrs. Reading, McDowell, Reeve and Hendrickson, as applicable, will be entitled to (A) a change of control benefit of $500,000 for Mr. Reading and $283,333 for Mr. McDowell, Mr. Reeve and Mr. Hendrickson, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by them. Mr. McAfee is excluded from this discussion as he retired from the Company in December 2020.
The amount of compensation payable to each Named Executive Officer under the agreements is detailed in the tables below:
Christopher Reading, President and Chief Executive Officer
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,600,000	$1,600,000	$1,600,000
Annual Cash Incentive(3)	—	750,000	750,000	750,000
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	3,673,758	3,673,758	3,673,758
Benefits and Perquisities
Health and Dental Coverage(6)	—	27,596	27,596	27,596
Total	$—	$6,051,354	$6,051,354	$6,551,354

Carey Hendrickson, Executive Vice President and Chief Financial Officer
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$900,000	$900,000	$900,000
Annual Cash Incentive(3)	—	25,000	25,000	25,000
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	443,482	443,482	443,482
Benefits and Perquisities
Health and Dental Coverage(6)	—	14,324	14,324	14,324
Total	$—	$1,382,806	$1,382,806	$1,666,139
Glenn McDowell,
Chief Operating Officer – West
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,020,000	$1,020,000	$1,020,000
Annual Cash Incentive(3)	—	430,000	430,000	430,000
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	1,739,897	1,739,897	1,739,897
Benefits and Perquisities
Health and Dental Coverage(6)	—	19,246	19,246	19,246
Total	$—	$3,209,143	$3,209,14344	$3,492,476
Graham Reeve,
Chief Operating Officer – East
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,080,000	$1,080,000	$1,080,000
Annual Cash Incentive(3)	—	445,000	445,000	445,000
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	1,671,836	1,671,836	1,671,836
Benefits and Perquisities
Health and Dental Coverage(6)	—	14,324	14,324	14,324

Total	$—	$3,211,160	$3,211,160	$3,494,493
1.
For purposes of this analysis, we assumed the price per share of our common stock on the date of termination is $120.25 (the closing price on December 31, 2020) and that the executive’s base salary (as in effect at January 1, 2020) is as follows: Mr. Reading — $800,000; Mr. Hendrickson — $450,000; Mr. McDowell — $510,000; and Graham Reeve — $540,000.

2.	Severance is calculated using two times the base salary as in effect at January 1, 2020 as noted in Footnote 1 above.
3.
Annual cash incentive is based on the greater of (i) the bonus paid or payable to the executive with respect to last fiscal year of the Company completed prior to termination or (ii) the average of the bonuses paid to the executive over the three fiscal years of the Company ending with the last fiscal year completed prior to the termination.

4.	Based on amounts stipulated in the respective employment agreements. To be paid, there must be a Change of Control and Termination Event as described in each respective agreement.

5.
Pursuant to the Restricted Stock Agreement (entered into prior to January 1, 2020) for each executive, all restrictions and conditions on shares of restricted stock will be deemed satisfied and shares will be fully vested upon a “Change in Control”. With respect to Restricted Stock Agreements for each executive that was entered into during 2020, all restrictions and conditions on shares of restricted stock awarded under such agreements will be deemed satisfied and shares will be fully vested upon a Termination Event in connection with a “Change in Control” (i.e., a “double-trigger” benefit). Shares of restricted stock pursuant to agreements entered into during 2021 are not included as the restricted stock was not outstanding as of December 31, 2020.

6.
Calculated for the remaining term of the agreement which expires on December 31, 2020 for Messrs. Reading, McAfee and McDowell and on December 31, 2020 for Mr. Reeve. In the event of a “Change in Control”, the remaining term of the agreements is one year from such event.

COMPENSATION COMMITTEE REPORT
The Compensation Committee was composed of three independent directors during 2020. It acts under a written charter adopted by the Board. The primary function of the Compensation Committee is to determine the compensation for our executive officers, administer incentive stock plans and recommend to the Board the compensation to be paid to our non-employee directors. The committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth herein. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the committee, the committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2020 Annual Meeting of Stockholders.
Respectfully submitted,

The Compensation Committee
Harry S. Chapman, Chairman
Edward L. Kuntz
Kathleen Gilmartin
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Chapman (Chairman) and Kuntz and Ms. Gilmartin. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2020.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of December 31, 2020:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in 1st Column
Equity Compensation Plans
Approved by Stockholders(1)	—	$ —	232,535
1.
The Stock Incentive Plan permits us to grant stock-based compensation to employees, consultants and outside directors of the Company. The 1999 Stock Option Plan permits us to grant stock-based compensation to employees and non-employee directors. For further descriptions of the Stock Incentive Plan and the 1999 Stock Option Plan, see “Note 13 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of the Form 10-K. All current Equity Compensation Plans have been approved by stockholders.

Certain Relationships and Related Transactions
The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions. There were no such transactions during 2020.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, we believe that during 2020 all other Section 16(a) filing requirements applicable to our directors and officers were complied with on a timely basis.

PROPOSAL 2. — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Regulation 14A of the Exchange Act requires that we include in our annual Proxy Statement at least once every three years a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). In 2011, we adopted a policy to hold an advisory vote on executive compensation each year. While the holders of a majority of our common stock voted to approve the compensation of our Named Executive Officers in 2019, we believed it was necessary to make changes to certain aspects of our executive compensation benefits based on stockholder feedback. In 2019, we reached out to many of our larger stockholders, and also received feedback from Institutional Shareholder Services (“ISS”), a proxy advisory firm, with regard to compensation of our Named Executive Officers. The principal item addressed by ISS related to the “single-trigger” benefit provided to the executive officers in the event of a change of control transaction involving the Company. To address these concerns, (i) the Company amended and restated the employment agreements with its executive officers to modify the change in control payment benefit to a “double-trigger” benefit, such that the payment becomes due only if there is both a change in control and a termination event involving the particular executive officer, and (ii) the Compensation Committee approved a new form of restricted stock agreement for future restricted stock grants to its executive officers which modifies the single-trigger provision that accelerates unvested restricted stock upon on a change of control, such that the revised provision provides for acceleration of vesting on such newly granted unvested stock only upon a “double-trigger” (i.e., both a change of control and a termination event). In 2020, our stockholders overwhelmingly approved the compensation of our Named Executive Officers, as 91% of our common stock was voted was in favor of approving the compensation of our Named Executive Officers. We will continue to solicit and consider stockholder feedback relating to corporate governance and executive compensation.
We encourage stockholders to review the Compensation Discussion and Analysis on pages 25 through 24 in this Proxy Statement.
The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.”
Your vote will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.
Properly executed but unmarked proxies will be voted FOR approval of the compensation of the Named Executive Officers. Under current regulations, a broker is prohibited from voting for this proposal without receiving instructions from you. The Board of Directors believes that approving the compensation of the Named Executive Officers is in the best interest of the Company. The approval of the compensation of the Named Executive Officers will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed and recommends the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2021. Grant Thornton LLP has acted as our independent registered public accounting firm since 2004. Representatives of Grant Thornton LLP are expected to participate virtually in our Annual Meeting, are expected to be available to respond to questions by stockholders and will have an opportunity to make a statement if they desire to do so, although it is not expected that a statement will be made.
Shareholder ratification of the appointment of Grant Thornton LLP is not required by the rules of the NYSE or the SEC or by our bylaws. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee will consider whether or not to retain that firm since stockholder ratification of the appointment is not required and the committee has the responsibility for appointment of our independent registered public accounting firm. Even if the stockholders ratify the appointment, the committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Properly executed but unmarked proxies will be voted FOR approval of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021. The Board of Directors believes that ratifying the appointment of Grant Thornton LLP is in the best interest of the Company. The approval of the ratification of Grant Thornton LLP will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2021.
Audit and Audit-Related Fees
The following table sets forth the fees billed for services performed by Grant Thornton LLP for fiscal years 2020 and 2019:
	2020	2019
Audit Fees	$558,875	$600,524
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$558,875	$600,524
“Audit Fees” include fees for professional services rendered in connection with the audit of our financial statements and internal controls over financial reporting for the fiscal year as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q. The Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve any defined audit and permitted non-audit services to be provided by the independent auditors, and related fees and other terms of engagement on these matters, provided that each pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. In 2020 and 2019, 100% of the audit-related services were pre-approved under authority within certain limits granted by the committee to its chairman pursuant to these pre-approval procedures. Grant Thornton LLP has not provided any tax or other non-audit services to the Company.

REPORT OF THE AUDIT COMMITTEE
The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report does not constitute “soliciting materials” and should not be deemed filed with or incorporated by reference into any other Company filings with the SEC under the Securities Act of 1933, as amended, or the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates such information by reference.
The Board of Directors has appointed an Audit Committee consisting of Messrs. Trier (Chairman), Brookner, Harris and Kuntz, all of whom are financially literate and independent (as that term is defined by the NYSE listing standards and SEC Rule 10A-3(b)). The Board of Directors has determined Messrs. Brookner, Kuntz and Trier to be “audit committee financial experts” under the rules of the SEC.
Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of the Company’s independent auditors, including the pre-approval of both audit and non-audit services (including fees and other terms), and the resolution of any disagreements that may arise between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.
In carrying out its responsibilities, the Audit Committee: (i) makes such inquiries and reviews as are necessary to monitor the Company’s financial reporting, its external and internal audits and its processes for compliance with laws and regulations that govern financial reporting, (ii) monitors the adequacy and effectiveness of the accounting and financial controls of the Company and elicits recommendations for the improvement of internal control processes and systems, (iii) reviews the planning, scope and results of the annual audit of the Company’s financial statements conducted by the Company’s independent auditors and work performed during the year by the Company’s internal auditors, (iv) reviews the scope and approves in advance any other services to be provided by the Company’s independent auditors, and (v) provides to the Board of Directors the results of its reviews and any recommendations derived therefrom, including such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that may require Board attention.
The Audit Committee is authorized to engage independent counsel and other advisors it determines necessary to carry out its duties. The committee did not deem it necessary to engage independent counsel for any matters during 2020. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and reviews these processes, and reviews the Company’s periodic reports and quarterly earnings releases before they are filed with the SEC, but is not responsible for the preparation of the Company’s financial statements and reports.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss their review of the Company’s disclosure controls and procedures and internal control over financial reporting in connection with the filing of Annual Reports on Form 10-K and other periodic reports with the SEC. However, members of the Audit Committee are not employees of the Company and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.
Prior to commencement of audit work, the Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, the Company’s independent auditors for fiscal 2020, the overall scope and plans for their audit of the Company’s financial statements for fiscal 2020. The committee also reviewed and discussed with representatives of Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s financial statements, any changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including the matters required to be discussed by the statement on Auditing Standards No. 1301. The Audit Committee met with Grant Thornton LLP, with and without Company management present, to discuss whether any significant matters regarding internal control over financial reporting had come to the auditors’ attention during the conduct of the 2020 audit, and the overall quality of the Company’s financial reporting.
The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee has discussed with Grant Thornton LLP their independence. The Audit Committee considered, among other things, whether the services Grant Thornton LLP provided to the Company were compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee also considered the amount of fees Grant Thornton LLP received for audit and non-audit services.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
The Audit Committee is governed by a written charter, adopted by the Board of Directors of the Company, which is included on our website at www.usph.com.
Respectfully submitted,

The Audit Committee Clayton K. Trier, Chairman Mark J. Brookner Dr. Bernard A. Harris Edward L. Kuntz

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE
PRESENTED AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS
Any proposal intended to be presented by any stockholder for action at the 2022 Annual Meeting must be received by us on or before December 10, 2021 in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2022 Annual Meeting. If the date of the 2022 Annual Meeting is changed by more than 30 days from May 18, 2022 (the anticipated date for the 2022 Annual Meeting), the deadline will be a reasonable time before we print and mail our proxy materials. However, we are not required to include in our proxy statement and form of proxy for the 2022 Annual Meeting any stockholder proposal, including shareholder nominations of persons for election to the Board of Directors that does not meet all of the requirements for inclusion established by the SEC in effect at the time the proposal is received. In order for any stockholder proposal that is not included in such proxy statement and form of proxy to be brought before the 2022 Annual Meeting, such proposal must be 500 words or less and received by our Secretary at our principal executive offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042 by December 10, 2021. If a timely proposal is received, the Board may exercise any discretionary authority granted by the proxies to be solicited on behalf of the Board in connection with the 2022 Annual Meeting.
OTHER MATTERS
As of the date of this Proxy Statement, our Board of Directors does not know of any other matters to be presented for action by stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the proxy as directed by a majority of the Board of Directors.
By Order of the Board of Directors,

Richard Binstein
Secretary
Houston, Texas, April 5, 2021

U.S. PHYSICAL THERAPY, INC.
ATTN: JOHNNY BLANCHARD
1300 WEST SAM HOUSTON PKWY S., SUITE 300
HOUSTON, TX 77042

VOTE BY INTERNET
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D46101-P53680 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

U.S. PHYSICAL THERAPY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Edward L. Kuntz
02) Christopher J. Reading
03) Mark J. Brookner
04) Harry S. Chapman
05) Dr. Bernard A. Harris Jr.
06) Kathleen A. Gilmartin
07) Regg E. Swanson
08) Clayton K. Trier

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors does not have a recommendation for voting on the following proposal:

	For	Against	Abstain
4. As determined by a majority of our Board of Directors, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2 and 3 and no recommendation on item 4.** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date